Exhibit 10.11

October 28, 2016

John Greene

27 Elsworthy Road

London, United Kingdom, NW3 3BT

Re:  Revised Offer of Employment

Dear John,

I am pleased to extend you this offer of employment to join Bioverativ, a subsidiary of Biogen Inc., with the job title of Executive Vice President and Chief Financial Officer of Bioverativ.  Bioverativ will be spun out from Biogen Inc. to focus on the research, development, and commercialization of hemophilia therapies.  For purposes of this letter agreement, the date of the separation and distribution of Bioverativ shares to Biogen shareholders (i.e., the date the spin out occurs) will be referred to as the “Spinoff.”

Compensation and Benefits under Employment with Biogen Prior to the Spinoff

Salary: Your starting bi-weekly salary with Biogen will be $24,038.47, which is equivalent to an annual salary of $625,000.00, and which will be paid in accordance with our standard payroll policies.

Sign-On Bonus: Upon employment, you will receive $500,000.00 as a one-time cash bonus. The bonus will be paid to you within two pay periods after your start date provided that you sign the enclosed Cash Sign-On Bonus Agreement, which describes the terms and conditions of the cash sign-on bonus.

Annual Bonus Plan: You will be eligible to receive an annual cash target bonus equal to 50% of your annual base salary. Based upon your start date, your target bonus amount may be pro-rated. Eligibility details and other terms of the Plan are included in the current year’s Plan document, which will be made available upon your employment with Biogen.

Relocation: Biogen/Bioverativ will provide relocation benefits to facilitate your move from Chicago to the Cambridge area. The relocation benefits and payments will be provided to you after you sign a U.S. Domestic Relocation Policy Acknowledgement and Relocation Repayment Agreement, which detail the terms and conditions of your relocation package, and will be provided to you by our relocation service provider, Cartus Corporation. Payments and reimbursements will be made in accordance with Biogen’s and/or Bioverativ’s relocation policy; provided however that you will be eligible for up to 240 days of temporary housing instead of 120 days and entitled to reimbursement for up to an additional 4 return trips.

Employee Benefits: You will be eligible to participate in Biogen’s employee benefits program between the time of employment and the Spinoff. As an employee, you will be able to choose from a menu of options through our flexible benefits program. These benefits include a 401(k) savings plan; group health care, including medical, dental, prescription drug and vision coverage; life, dependent life and disability insurance; as well as flexible spending accounts for eligible medical and dependent care expenses.

Additional benefit offerings such as the Employee Stock Purchase Plan (ESPP) are also available. Please visit Biogen’s benefits website at www.mybenergy.com (user ID = biogen, password = benefits) to familiarize yourself with Biogen’s complete benefit plan offerings.

Compensation and Benefits of Bioverativ Post Spinoff

Salary: The position with Bioverativ as its EVP, Chief Financial Officer is a full-time, exempt position.  Your starting annual salary at Bioverativ will be $625,000.00, and you will be paid in accordance with Bioverativ’s standard payroll practices and policies in effect from time to time.

Annual Cash Bonus: You will be eligible to receive an annual cash target bonus equal to 50% of your annual base salary. At this time final details with respect to the Bioverativ annual bonus plan have not been finalized.  The annual cash bonus shall be payable in a single lump sum as soon as reasonably practicable following the close of the year with respect to which the bonus is paid, but in all events prior to March 15 of the year following the year with respect to which the bonus is paid.

Founders’ Stock Option Grant: In connection with the commencement of your employment with Bioverativ, you will be provided a one-time grant of Bioverativ stock options with an exercise price equal to the fair market value of Bioverativ stock on the date of grant (“Founders’ Grant”).  The approximate grant date expected value of your Bioverativ stock options will be $1,900,000.00. These stock options will be subject to a three-year cliff vesting (i.e., they will all vest three years after the date of grant subject to your continued employment) and are expected to be granted on or shortly after the Spinoff, following your start date. The actual terms of your Founders’ Grant stock options will be communicated to you following the grant date. Your Founders’ Grant will be awarded under a Bioverativ omnibus equity plan that will be in effect as of the Spinoff.

Long Term Incentives: Each year, commencing in 2017, typically in the first quarter of the year, you will be eligible to receive a Bioverativ annual Long Term Incentive (LTI) award, which will be based on the planning range in effect at the time of grant. The current estimated planning reference point is $1,900,000.00 and the delivery vehicle is expected to be 50% Bioverativ restricted stock units and 50% Bioverativ stock options. Final determination of the Bioverativ annual LTI award amounts and delivery vehicles will be made by the Bioverativ compensation committee of the Board of Directors of Bioverativ once it is formed. Additionally, the Bioverativ compensation committee may use performance-based LTI as part of the annual LTI grants.  LTI awards will be granted under a Bioverativ omnibus equity plan.

Certain Severance Benefits: If, (1) during the time period beginning with your date of hire with Biogen through the date of the Spinoff, you are involuntarily terminated by Biogen other than “For Cause” (as defined in Biogen’s Amended and Restated 2008 Omnibus Equity Plan)  or (2) on or after the Spinoff through the first anniversary of the Spinoff, you are involuntarily terminated by Bioverativ other than “For Cause” (as defined in Biogen’s Amended and Restated 2008 Omnibus Equity Plan)  or you experience an “Involuntary Employment Action” following a “Corporate Change in Control”  (each as defined in Biogen’s Amended and Restated 2008 Omnibus Equity Plan), you will be entitled to receive (i) a lump sum severance payment equal to 18 months of salary and target bonus, (ii) up to 9 months of executive level outplacement services from a recognized provider of such services selected by the employer company, and (iii) continued subsidized health benefits for up to 18 months provided, among other things, you timely complete and submit your COBRA election form and continue to pay timely the employee portion of the premiums.  In addition, payment and provision of these severance benefits are conditioned upon your signing an irrevocable general release in favor of the employer company, in form and substance acceptable to the employer company, with respect to any and all claims relating to your employment and the termination of your employment with the employer company. Notwithstanding anything in the foregoing clause (2) to the contrary, if on or after the Spinoff through the first anniversary of the Spinoff, Bioverativ has an executive severance plan which would provide you greater severance benefits than those listed in clause (2) above, then you shall be entitled to receive such benefits under the terms of the executive severance plan in lieu of the benefits listed in (2) above.

In addition, if, between your start date and the expected Spinoff (expected to be Q1 2017), (1) an acquirer is identified for the hemophilia business and Biogen determines to abandon the Spinoff, and (2) you are not offered a job at or greater than the level of a Senior Vice President position at Biogen (i.e., level 22) and as a result your employment with Biogen is terminated, then, in addition to the benefits described in the above paragraph, you shall have no obligation to repay the sign-on bonus you received in connection with the commencement of your employment. Further, if at August 1, 2017 the Spinoff of Bioverativ has not yet occurred and you inform the Company that you will no longer remain employed with the Company, then, you will be entitled to receive the severance benefits described in the above full paragraph (entitled “Certain Severance Benefits”) and you shall have no obligation to repay the sign-on bonus you received in connection with the commencement of your employment.

The severance benefits described in the above two paragraphs will be provided to you in lieu of and not in addition to any severance benefits you would have been eligible for under Biogen Severance Plan for U.S. Senior Vice Presidents effective October 13, 2008 or the Biogen Severance Plan for U.S. Executive Vice Presidents effective January 1, 2014; provided, however, that if, after the first anniversary of the Spinoff, your Bioverativ employment terminates, then you will be eligible for severance benefits under the Bioverativ severance plan for executives which we expect to be generally commensurate with the Biogen Executive Severance Plan and in effect at the time of termination.

Benefits: You may participate in all Bioverativ qualified employee benefit plans, welfare benefit plans and programs for which you are eligible, in accordance with the terms and conditions of such plans and programs as in effect and as they may be amended from time to time. Your participation in some or all of these plans may be contingent upon your execution of, and the acceptance by the plan’s administrator of, a participation agreement, and upon your satisfaction of other terms and conditions. Except as specifically set forth herein, the benefits provided under this Agreement shall in no way alter or affect the terms and conditions of any Bioverativ sponsored or maintained qualified employee benefit plans, non-qualified employee benefits plans, programs, and welfare benefit plans in which you may otherwise be eligible to participate, and your eligibility to participate in any such plans or programs will be determined in accordance with the terms and conditions of such plans or programs, as they may be amended from time to time.

At this time, the compensation and benefit plans, programs and arrangements to be offered to employees of Bioverativ have not been finalized. However, Bioverativ will offer its employees market competitive benefits plans, with all of such plans, including the 401k and the non-qualified retirement plans, generally comparable to the current Biogen plans.  All such compensation and benefit plans will be in place by your start date.

Share Ownership Requirement: It will be important for Bioverativ to ensure strong alignment between the interests of its senior executives and those of Bioverativ stockholders. It is expected that through your Bioverativ annual long-term incentive grants, you will accumulate and retain Bioverativ shares in an amount equivalent to 3x of your salary within a reasonable period of time that is yet to be determined.

Signed Proprietary Agreement:  As a condition of employment with Bioverativ, you will be required to sign Bioverativ’s form of “Employee Proprietary Information and Inventions and Dispute Resolution Agreement”‘ as a condition of employment.  This agreement has not been finalized but it is expected to be substantially similar to the Biogen agreement currently used with its employees.

Indemnification:  It is expected that you will be indemnified pursuant to an indemnification agreement that you will enter into with Bioverativ that is expected to contain provisions similar to the indemnification agreements currently used by Biogen with its officers who are executive vice presidents.

Biogen Employment and Bioverativ Employment:  As a condition of employment with Bioverativ, you must remain employed by Biogen until you become employed by Bioverativ. The date on which Bioverativ is spun off from Biogen Inc. shall be your date of hire with Bioverativ unless you are notified otherwise in writing (“Bioverativ Hire Date”).  Following your Bioverativ Hire Date, as a condition of maintaining your employment with Bioverativ, you agree that you must comply with any and all Bioverativ hiring and employment policies, practices and procedures, including but not limited to, the execution of any forms provided by Bioverativ in connection with your employment and if required, presenting suitable documentation for I-9 INS certification.

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Biogen Conditions of Employment:

You are required to satisfy the following contingencies prior to employment at Biogen.

•      Pre-employment screening:  Employment at Biogen is contingent upon your successful completion and passing of both a background check and drug screen.   Biogen’s background check includes verification of employment history, educational and professional licenses, degrees and/or credentials, a criminal records check, a Social Security Number search and verification of any other professional qualifications that your position responsibilities at Biogen may warrant.  Completion of your online Application for Employment authorizes Biogen to conduct these background checks.  If you have any questions about the background check, please contact your Biogen recruiter.

•                  New Employee Forms: After receiving your signed offer letter and new hire paperwork, you will receive an email containing a link to a new hire form.  Please complete this form as soon as possible upon receipt.   This form will allow us to begin creating internal resources for you prior to your start date.

•                  Authorization to Work in the United States:  The Federal government requires you to provide proper identification verifying your eligibility to work in the United States.  Please bring your original documents necessary to complete the Employment Eligibility Verification Form I-9 on your first day of employment.

•               Signed Proprietary Agreement:  In order to protect Biogen’s substantial investment in creating and maintaining its confidential and proprietary information, and to maintain goodwill with our customers, vendors and other business partners, you will be required to sign our ‘Employee Proprietary Information and Inventions and Dispute Resolution Agreement’ as a condition of employment.  A copy of the Agreement is enclosed with this letter for your reference.   Please sign and return this Agreement with your signed acceptance of our offer.

•               US Non-Competition Agreement:  This offer of employment is further conditioned upon your acceptance of our non-competition agreement.  A copy of the Agreement is enclosed with this letter for your reference.   Please sign and return this Agreement with your signed acceptance of our offer.

Additional Terms:

(a)         At-Will Employment. Your employment with each of Biogen and Bioverativ will be at-will at all times. This means that both you and Biogen or Bioverativ, as applicable, shall always have the right to terminate your employment at any time for any reason, with or without notice or cause. Nothing in this Agreement shall be construed as a contract or guarantee of continued employment with either Biogen or Bioverativ for any length of time.

(b)         Employment Files. In connection with your employment at Bioverativ, you agree to, and hereby authorize the disclosure and transfer of copies or originals of all of your personnel, medical, benefits and other employment-related files and information from Biogen to Bioverativ upon your Bioverativ Hire Date. Among other things, such transfer of your files or information may be necessary to ensure you receive appropriate service credits or meet other benefit eligibility requirements. You agree to execute any lawful and reasonable authorizations requested by Bioverativ or Biogen to effectuate such transfers.

(c)          Integration; Amendment. This Agreement supersedes any and all prior oral and/or written agreements or understandings with respect to your contemplated employment by Biogen or Bioverativ and sets forth the entire agreement between Biogen and you with respect to your contemplated employment by it and Bioverativ. No provision of this Agreement may be modified, amended or waived except in a writing signed by both parties.

(d)         Applicable Law. The validity, interpretation and performance of this Agreement, shall be governed by, and construed in accordance with, the internal laws of Massachusetts, without giving effect to conflict of law principles.

(e)          Execution. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy of this Agreement shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

If you have any questions, please feel free to contact me.

Best regards,

/s/ John Cox
John Cox
Chief Executive Officer, Bioverativ and EVP, Biogen

I accept this offer of employment and acknowledge the contingencies of employment described above, including the at-will nature of my employment.

/s/ John Greene	Dated:	October 28, 2016
John Greene